Darling International Inc.

News Release
September 26, 2002

DARLING INTERNATIONAL INC. ANNOUNCES
SENIOR MANAGEMENT CHANGE

      Irving, Texas , September 26, 2002: Darling International Inc. (AMEX:DAR) announced today that the Darling Board of Directors has formed a search committee and has retained the search firm of Spencer Stuart to assist in the selection of a successor to Denis J. Taura, the current Chief Executive Officer.

      Mr. Taura, who has served on Darling's Board of Directors since 1994 was requested by the Board in 1999 to assume the role of Chief Executive Officer and Chairman of the Board, when the then CEO resigned to pursue other opportunities. Under Mr. Taura's guidance, the Company's operating performance has improved from a net loss in 1999 of $16.0 million to a net profit for the six months ended June 30, 2002 of $1.6 million. Also, on May 10, 2002, the Company completed a recapitalization, which included a conversion of debt for equity and a five year financing agreement to replace the financing agreement which had expired.

      Mr. Taura will actively participate in the search process, and upon selection of a successor, will resume his responsibilities at Taura Flynn and Associates, a crisis management consulting firm.

      Darling International Inc. is the largest publicly traded, food processing by-products recycling company in the United States. The Company recycles used restaurant cooking oil and by-products from the beef, pork and poultry processing industries into useable products such as tallow, feed-grade fats and meat and bone meal. These products are primarily sold to animal feed and oleo-chemical manufacturers around the world.

      The Company's shares are traded on the American Stock Exchange under the symbol DAR. In AMEX trading on September 25, 2002, Darling stock closed at $1.10 per share.

        {  This media release contains forward-looking statements regarding the business operations of Darling. These statements are identified by words such as "may," "will," "expect," "believe," "intend," "anticipate," "should",
        "estimate," continue," and other words referring to events to occur in the future. These statements reflect
        Darling's current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties, including business and economic conditions in its existing markets.  Other risks and uncertainties regarding Darling, the industry in which it operates and the implementation of its business strategy are described in Darling's Form 10-Qs, the most recent filed August 14, 2002; Form 10-K/A filed April
        29, 2002; Proxy Statement filed April 29, 2002 and Amendment No. 1 to the Registration Statement as filed on
        June 5, 2002.  Darling undertakes no obligation to update any forward-looking statements made in this media release.  }

 FOR MORE INFORMATION CONTACT:
     John O. Muse, Executive Vice President of             251 O'Connor Ridge Blvd., #300
           Finance and Administration, or                  Irving, Texas  75038
      Brad Phillips, Treasurer                             Phone:  972-717-0300